Certain information identified by [*] has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential.

Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF REORGANIZATION

By and Among

HEALTHCARE ROYALTY MANAGEMENT, LLC,

HEALTHCARE ROYALTY, INC.,

HCRX MASTER GP, LLC,

HEALTHCARE ROYALTY HOLDINGS, L.P.,

HCRX INVESTMENTS HOLDCO, L.P.,

AND

THE OTHER PARTIES NAMED HEREIN

Dated as of June 30, 2021

Page

Article I THE REORGANIZATION		2

Section 1.01	Pubco Organizational Documents	2

Section 1.02	Acquisition of Interests in Holdings LP by Feeder Fund, Pubco and HCRX EPA	2

Section 1.03	Fund III LPA Amendment.	2

Section 1.04	The Mergers.	3

Section 1.05	Closing	5

Section 1.06	Effective Time of the Mergers	5

Section 1.07	Effects of the Mergers	6

Section 1.08	Exchange Agreement	6

Section 1.09	Registration Rights	6

Section 1.10	Amended and Restated HCRX Investments Limited Partnership Agreement and Holdings LP Limited Partnership Agreement; Limited Partnership Agreements of Feeder Fund	6

Section 1.11	Management Agreements	7

Section 1.12	Buyback	7

Section 1.13	Secondary Sale	7

Section 1.14	Pubco	7

Section 1.15	Tax Treatment	8

Section 1.16	Indemnification of LPAC	8

Section 1.17	Structure Flexibility	9

Article IIALLOCATION OF consideration in CERTAIN REORGANIZATION tRANSACTIONS		9

Section 2.01	Holdings LP Unit Issuances	9

Section 2.02	Mergers	9

Section 2.03	New Investment Value	10

Section 2.04	Adjustments to Fund Relative Value	10

Section 2.05	Closing Statement	11

Article III REPRESENTATIONS AND WARRANTIES		12

Section 3.01	Organization; Standing and Power	12

Section 3.02	Authority; Non-Contravention; Governmental Consents; Vote Required	12

-i -

(continued)

-ii -

(continued)

-iii -

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (as amended, supplemented or restated from time to time, this “Agreement”), is entered into as of June 30, 2021, by and among HealthCare Royalty Management, LLC, a Delaware limited liability company (“Existing Manager”), HCRX Management, LLC, a Delaware limited liability company (“HCRX Management”), Healthcare Royalty, Inc., a Delaware corporation and wholly-owned subsidiary of HCRX Management (“Pubco”), HCRX Master GP, LLC, a Delaware limited liability company (“Master GP”), Healthcare Royalty Holdings, L.P., a Delaware limited partnership (“Holdings LP”), HCRX Intermediate HoldCo, L.P., a Delaware limited partnership and wholly owned subsidiary of Holdings LP (“HCRX Intermediate”), HCRX Investments HoldCo, L.P., a Delaware limited partnership and wholly-owned subsidiary of HCRX Intermediate (“HCRX Investments”), HCRX CH, Inc., a Delaware corporation (“HCRX CH”), HealthCare Royalty Partners III, L.P., a Delaware limited partnership (“Fund III”), HealthCare Royalty Partners III-A, L.P., a Delaware limited partnership (“Fund III-A”), HealthCare Royalty Partners IV, L.P., a Delaware limited partnership (“Fund IV”), HealthCare Royalty Partners IV-A, L.P., a Delaware limited partnership (“Fund IV-A”), HCR Canary Fund, L.P., a Delaware limited partnership (“Canary Fund”), HCR Molag Fund, L.P., a Delaware limited partnership (“Molag Fund”), HCRP Overflow Fund, L.P., a Delaware limited partnership (“Overflow Fund”), HCR Stafford Fund, L.P., a Delaware limited partnership (“Stafford Fund”), HCR H.O.P. Fund, L.P., a Delaware limited partnership (“H.O.P. Fund”), PPCF Harris Feeder, L.P., a Delaware limited partnership (“PPCF”), HCR Potomac Fund, L.P. (“Potomac Fund”, and collectively with Fund III, Fund III-A, Fund IV, Fund IV-A, Canary Fund, Molag Fund, Overflow Fund, Stafford Fund, H.O.P. Fund and PPCF, the “Existing Partnerships” and each an “Existing Partnership”), HCRX Feeder Fund, L.P., a Delaware limited partnership (“Feeder Fund”), and HCRX EPA Holdings, LLC, a Delaware limited liability company (“HCRX EPA”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof.

RECITALS

WHEREAS, the Board of Directors of Pubco (the “Board”) and the sole member of HCRX Management have determined to pursue an underwritten initial public offering (the “IPO”) of Pubco’s Class A Common Stock (as defined below);

WHEREAS, prior to the date hereof, (i) HCRX Management formed Pubco and Pubco formed Master GP, (ii) Master GP formed Holdings LP, HCRX Intermediate and HCRX Investments;

WHEREAS, Master GP is the general partner of Holdings LP, HCRX Intermediate and HCRX Investments;

WHEREAS, the parties hereto desire to effect the Reorganization Transactions in contemplation of the IPO;

WHEREAS, pursuant to the Reorganization Transactions, and on the terms and subject to the conditions set forth herein, in accordance with the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 18-101, et seq. (the “DLPA”), each Existing Partnership will merge with and into HCRX Investments, with HCRX Investments being the surviving entity of each such merger;

WHEREAS, the general partner of each Existing Partnership has determined that the Reorganization Transactions are advisable and in the best interests of such Existing Partnership;

WHEREAS, in connection with the consummation of the Reorganization Transactions and the IPO, the applicable parties hereto intend to enter into the Reorganization Documents;

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Reorganization Transactions and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Reorganization Transactions; and

WHEREAS, this Agreement constitutes an “agreement and plan of merger” as contemplated by Section 17-211 of the DLPA.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I
THE REORGANIZATION

Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the parties hereto shall take the actions described in this Article I (each, a “Reorganization Transaction” and, collectively, the “Reorganization Transactions”):

Section 1.01       Pubco Organizational Documents. On or prior to, and in contemplation of the IPO Closing, (a) Pubco shall adopt and file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of Pubco, in substantially the form attached hereto as Exhibit A (the “A&R Certificate of Incorporation”), and (b) the Board shall adopt amended and restated by-laws of Pubco in substantially the form attached hereto as Exhibit B.

Section 1.02       Acquisition of Interests in Holdings LP by Feeder Fund, Pubco and HCRX EPA. In connection with the consummation of the Mergers and the IPO, Holdings LP shall issue to (a) Feeder Fund, Class B LP Units of Holdings LP, (b) Pubco, Class A LP Units of Holdings LP and (c) HCRX EPA, the Class C LP Unit of Holdings LP, in each case in such amounts as calculated in accordance with and subject to Section 2.01.

Section 1.03       Fund III LPA Amendment. As soon as practicable following Pricing and immediately prior to the Effective Time of the Mergers, HealthCare Royalty GP III, LLC, a Delaware limited liability company and general partner of Fund III, shall execute that certain Fourth Amendment to Second Amended and Restated Limited Partnership Agreement of HealthCare Royalty Partners III, L.P., in substantially the form attached hereto as Exhibit C.

Section 1.04       The Mergers. As soon as practicable following Pricing and immediately prior to the IPO Closing, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with Section 17-211 of the DLPA, the applicable parties shall take the actions set forth below (or cause such actions to take place) (each, a “Merger” and collectively the “Mergers”):

(a)               Fund III shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Fund III shall cease; and as consideration for such merger, (i) HealthCare Royalty GP III, LLC, a Delaware limited liability company and general partner of Fund III, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Fund III shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02. The Feeder LPA provides for HealthCare Royalty GP III, LLC to be entitled following the Merger to earn carried interest in respect of the performance of the assets contributed by Fund III upon the occurrence of certain liquidity events of Continuing Investors from Fund III as set forth therein.

(b)               Fund III-A shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Fund III-A shall cease; and as consideration for such merger, (i) HealthCare Royalty GP III, LLC, a Delaware limited liability company and general partner of Fund III-A, shall receive the consideration set forth in Section 1.04(a), (ii) each limited partner of Fund III-A shall receive the consideration set forth in Section 1.04(a) as if the participation interest held by such limited partner was a direct investment in Fund III, and (iii) Feeder Fund shall receive the consideration set forth in Section 1.04(a).

(c)               Fund IV shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Fund IV shall cease; and as consideration for such merger, (i) HealthCare Royalty GP IV, LLC, a Delaware limited liability company and general partner of Fund IV, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Fund IV shall receive partnership interests in Feeder Fund and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02. The Feeder LPA provides for HealthCare Royalty GP IV, LLC to be entitled following the Merger to earn carried interest in respect of the performance of the assets contributed by Fund IV upon the occurrence of certain liquidity events of Continuing Investors from Fund IV as set forth therein.

(d)               Fund IV-A shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Fund IV-A shall cease; and as consideration for such merger, (i) HealthCare Royalty GP IV, LLC, a Delaware limited liability company and general partner of Fund IV-A, shall receive the consideration set forth in Section 1.04(c), (ii) each limited partner of Fund IV-A shall receive the consideration set forth in Section 1.04(c) as if the participation interest held by such limited partner was a direct investment in Fund IV, and (iii) Feeder Fund shall receive the consideration set forth in Section 1.04(c).

(e)               Canary Fund shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Canary Fund shall cease; and as consideration for such merger, (i) HCR Canary Fund GP, LLC, a Delaware limited liability company and general partner of Canary Fund, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Canary Fund shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02. The Feeder LPA provides for HCR Canary Fund GP, LLC to be entitled following the Merger to earn carried interest in respect of the performance of the assets contributed by Canary Fund upon the occurrence of certain liquidity events of Continuing Investors from Canary Fund as set forth therein.

(f)                Molag Fund shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Molag Fund shall cease; and as consideration for such merger, (i) HCR Molag Fund GP, LLC, a Delaware limited liability company and general partner of Molag Fund, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Molag Fund shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02.

(g)               Overflow Fund shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Overflow Fund shall cease; and as consideration for such merger, (i) HCRP Overflow Fund GP, LLC, a Delaware limited liability company and general partner of Overflow Fund, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Overflow Fund shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02. The Feeder LPA provides for HCRP Overflow Fund GP, LLC to be entitled following the Merger to earn carried interest in respect of the performance of the assets contributed by Overflow Fund upon the occurrence of certain liquidity events of Continuing Investors from Overflow Fund as set forth therein.

(h)               Stafford Fund shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Stafford Fund shall cease; and as consideration for such merger, (i) HCR Stafford Fund GP, LLC, a Delaware limited liability company and general partner of Stafford Fund, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Stafford Fund shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02.

(i)                 H.O.P. Fund shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of H.O.P. Fund shall cease; and as consideration for such merger, (i) HCR H.O.P. Fund GP, LLC, a Delaware limited liability company and general partner of H.O.P. Fund, shall receive partnership interests in Feeder Fund, (ii) each limited partner of H.O.P. Fund shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02.

(j)                 Potomac Fund shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of Potomac Fund shall cease; and as consideration for such merger, (i) HCR Potomac Fund GP, LLC, a Delaware limited liability company and general partner of Potomac Fund, shall receive partnership interests in Feeder Fund, (ii) each limited partner of Potomac Fund shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02. The Feeder LPA provides for HCR Potomac Fund GP, LLC to be entitled following the Merger to earn carried interest in respect of the performance of the assets contributed by Potomac Fund upon the occurrence of certain liquidity events of Continuing Investors from Potomac Fund as set forth therein.

(k)               PPCF shall be merged with and into HCRX Investments, with HCRX Investments as the surviving entity of such merger, and the separate limited partnership existence of PPCF shall cease; and as consideration for such merger, (i) HCR Harris Feeder GP, LLC, a Delaware limited liability company and general partner of PPCF, shall not receive consideration in connection with its general partner interest in PPCF, (ii) each limited partner of PPCF shall receive partnership interests in Feeder Fund, and (iii) Feeder Fund shall be issued shares of Class B Common Stock by Pubco, in each case in such amounts as calculated in accordance with Section 2.02.

As a result of the Mergers, (i) all of the partnership interests of the Existing Partnerships that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive the consideration or payment to be delivered in exchange thereof or in respect thereof in accordance with this Section 1.04, and (ii) Master GP shall continue as the sole general partner of HCRX Investments, HCRX Intermediate shall continue as the sole limited partner of HCRX Investments and the partnership interests of Master GP and HCRX Intermediate in HCRX Investments shall be unaffected by the Mergers.

Section 1.05       Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Reorganization Transactions (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place or method is agreed to in writing by the parties hereto, after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article V are satisfied or waived or at such other time, date and place as the parties may mutually agree in writing such Closing shall occur. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.06       Effective Time of the Mergers. Subject to the provisions of this Agreement, at the Closing, the applicable parties will cause a certificate of merger in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLPA. Each Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the applicable parties in writing and specified in the Certificate of Merger in accordance with the DLPA (the effective time of each Merger being hereinafter referred to as the “Effective Time”).

Section 1.07       Effects of the Mergers. (a)The Mergers shall have the effects set in this Agreement and in the applicable provisions of the DLPA. Without limiting the generality of the foregoing, and subject thereto, from and after the applicable Effective Time, all property (real, personal or mixed), rights, privileges, immunities, powers, franchises, licenses, and authority of, and all debts due to, as well as all other things and causes of action belonging to, the applicable Existing Partnership shall vest in HCRX Investments and shall thereafter be the property of HCRX Investments as they were of each of the Existing Partnerships, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in any of the Existing Partnerships, shall not revert or be in any way impaired by reason of the Mergers, and all rights of creditors and all liens upon any property of any of the Existing Partnerships shall be preserved unimpaired, and all debts, liabilities, obligations, restrictions, and duties of the applicable Existing Partnership shall attach to HCRX Investments, and may be enforced against it to the same extent as if said debts, liabilities, obligations, restrictions, and duties of HCRX Investments had been incurred or contracted by it. For the avoidance of doubt, management fees and carried interest shall not be deemed to be a right of a creditor or a lien on the property of the Existing Partnerships.(b)The officers of HCRX Investments, in each case, immediately prior to the Closing shall, from and after the Closing, be the officers, of HCRX Investments until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the limited partnership agreement of HCRX Investments. The A&R HCRX Investments LPA shall, from and after the Closing, be the limited partnership agreement of HCRX Investments until duly amended in accordance with the HCRX Investments LPA and/or applicable law and, as a result of the Mergers, each partnership agreement of each Existing Partnership (and, to the fullest extent permitted by law, each side letter or similar written agreement to or with a limited partner of an Existing Partnership) shall terminate and be of no further force and effect.Section 1.08Exchange Agreement. At the Closing and immediately following the consummation of the Mergers, Holdings LP, Pubco, HCRX CH and Feeder Fund shall enter into an Exchange Agreement in substantially the form attached hereto as Exhibit E (the “Exchange Agreement”).

Section 1.09       Registration Rights. At the Closing and immediately following the consummation of the Mergers, Feeder Fund and Pubco shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit F (the “Registration Agreement”).

Section 1.10      Amended and Restated HCRX Investments Limited Partnership Agreement and Holdings LP Limited Partnership Agreement; Limited Partnership Agreements of Feeder Fund. (a)At the Closing and immediately prior to and in connection with the consummation of the Mergers and the Holdings LP Unit Issuances, (i) Master GP and HCRX Intermediate shall amend and restate the limited partnership agreement of HCRX Investments so as to read in its entirety as set forth in Exhibit G (the “A&R HCRX Investments LPA”) and (ii) Master GP, Feeder Fund, Pubco and HCRX EPA shall amend and restate the limited partnership agreement of Holdings LP so as to read in its entirety as set forth in Exhibit H (the “A&R Holdings LP LPA”).

(b)               At the Closing in connection with and as a result of the consummation of the Mergers, the Continuing Investors shall be subject to the limited partnership agreement of Feeder Fund in substantially the form attached hereto as Exhibit I (the “Feeder Fund LPA”).

Section 1.11       Management Agreements. At the Closing and concurrently with the IPO Closing, (a) Pubco and HCRX Management shall enter into a Management Agreement in substantially the form attached hereto as Exhibit J (the “Pubco Management Agreement”) and (b) Holdings LP, HCRX Intermediate and HCRX Investments, on the one hand, and HCRX Management, on the other hand, shall enter into a Management Agreement in substantially the form attached hereto as Exhibit K (the “Partnership Management Agreement”, and together with the Pubco Management Agreement, the “Management Agreements”).

Section 1.12       Buyback. Immediately following the IPO Closing, upon the closing of the Debt Financing, all or a portion of the net proceeds of the Debt Financing shall be used to repurchase Class B LP Units from Feeder Fund (on behalf of the Continuing LP Investors) based on the IPO Price, and Feeder Fund will use the proceeds from such repurchase of Class B LP Units to repurchase partnership interests of Feeder Fund on a pro rata basis from the Continuing LP Investors (the “Buyback Transaction”); provided that such IPO Price shall not be reduced for either underwriter discounts or fees or costs incurred in connection with the Debt Financing.

Section 1.13       Secondary Sale. In connection with and as part of the IPO, Feeder Fund will (on behalf of the Continuing LP Investors)) exchange Class B LP Units for Class A Common Stock for participation on a pro rata basis in the secondary offering included as part of the IPO (the “Secondary Sale”).  The proceeds from the Secondary Sale will be distributed to the Continuing LP Investors in their capacity as limited partners of Feeder Fund at or promptly following the IPO Closing.

Section 1.14       Pubco. The directors and officers of Pubco, in each case, immediately prior to the Closing shall, from and after the Closing, be the directors and officers, respectively, of Pubco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the by-laws of Pubco and the A&R Certificate of Incorporation.

Section 1.15       Tax Treatment. For U.S. federal income tax purposes, the transactions contemplated in this Agreement are intended to have the following consequences:

(a)               The Existing Partnerships merge with and into Holdings LP within the meaning of Code Section 708(b)(2)(A) and Treasury Regulation Section 1.708-1(c) (i.e., the Existing Partnerships will be deemed to transfer assets and liabilities to Holdings LP in exchange for Class B LP Units which are then distributed in liquidating distributions to the historic partners of the Existing Partnerships).

(b)               The historic partners of the Existing Partnerships will then be deemed to make contributions of Class B LP Units to Feeder Fund. It is the intent of the parties that these deemed contributions will qualify for nonrecognition to the extent possible under Code Section 721.

(c)               To the extent partners of the Existing Partnerships receive cash (or payment rights) in exchange for the surrender of partnership interests in the Buyback Transaction, then “buy-out” treatment as specified in Treasury Regulation Section 1.708-1(c)(4) shall apply to the Buyback Transaction.

(d)               To the extent partners of the Existing Partnership receive cash as a result of the Secondary Sale, such partners will be treated as selling partnership interests to Pubco.

Section 1.16       Indemnification of LPAC.

(a)               All rights to indemnification by the Existing Partnerships existing in favor of those Persons who are members of the LP Advisory Committee (including for the avoidance of doubt, the members of the LP Advisory Committee constituting the LP Transaction Committee) as well any Limited Partner who may have nominated or may be represented by such member of the LP Advisory Committee (including for the avoidance of doubt, the members of the LP Advisory Committee constituting the LP Transaction Committee) as of the date of this Agreement (the “LP Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the limited partnership agreements of the Existing Partnerships, shall survive the Mergers and shall not be amended, repealed or otherwise modified, and shall be observed by Holdings (on behalf of HCRX Investments) to the fullest extent available under applicable law.

(b)               Prior to the Closing, the Existing Manager may, at the Existing Partnerships’ expense, obtain a pre-paid, non-cancelable run-off insurance policy (the “LP Tail Policy”), covering the LP Indemnified Persons currently indemnified by the Existing Partnerships of not less than the existing coverage under, and with other terms not materially less favorable to, the LP Indemnified Persons than the liability insurance coverage presently maintained by the Existing Partnerships (or general partner or manager thereof, as applicable).

(c)               The provisions of this Section 1.16 shall survive the consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each of the LP Indemnified Persons and their successors, assigns and heirs. This Section 1.16 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected LP Indemnified Person.

Section 1.17       Structure Flexibility. While it is currently contemplated that the Existing Partnerships will merge with and into HCRX Investments, the parties acknowledge the need for structuring flexibility in relation to the Debt Financing.  As such, in the event that as a result of the Debt Financing it is necessitated, as determined by Pubco in its reasonable discretion, that the structure be revised such that it is preferable that the assets of the Existing Partnerships be held at Holdings LP, HCRX Intermediate or a newly formed entity satisfying the conditions below (“NewCo”), then Section 1.04 of this Agreement shall be deemed amended and revised to reflect the merger of the Existing Partnerships with an into Holdings LP, HCRX Intermediate or such NewCo.  In the event, Pubco decides to implement the provisions of this Section 1.17, Pubco shall notify all parties of such structural changes at least 10 Business Days prior to the Closing. In order for this provision to be implemented with a NewCo, Newco must satisfy the following conditions:

(a)               NewCo must be a Delaware limited partnership (and not a limited liability company or corporation);

(b)               NewCo must be treated as a partnership for US federal income tax purposes;

(c)               Holdings LP must directly or indirectly be the sole owner of all of the limited partnership interests of NewCo;

(d)               the general partner of Holdings LP must be the sole general partner of NewCo; and

(e)               the limited partnership agreement of NewCo must be substantially similar to the A&R HCRX Investments LPA.

Article II

ALLOCATION OF consideration in CERTAIN REORGANIZATION tRANSACTIONS

Section 2.01       Holdings LP Unit Issuances. Pursuant to the Holdings LP Unit Issuances and as reflected in the A&R Holdings LP LPA, on behalf of the Continuing Investors, Feeder Fund shall be issued an amount of Class B LP Units equal to the Aggregate Fund Relative Value.

Section 2.02       Mergers. Pursuant to the Mergers and as reflected in the Feeder Fund LPA and the stock register or other books and records of Pubco (as applicable):

(a)         Continuing GP Investors. Each Continuing GP Investor shall be issued a pro rata portion of the total issued and outstanding partnership interests of Feeder Fund based on the percentage obtained by dividing (i) the aggregate amount of such Continuing GP Investor’s Allocated GP Fund Value with respect to each of the applicable Existing Partnerships, by (ii) the Aggregate Fund Relative Value.

(b)        Continuing LP Investors. Each Continuing LP Investor shall be issued a pro rata portion of the total issued and outstanding partnership interests of Feeder Fund based on the percentage obtained by dividing (i) the aggregate amount of such Continuing LP Investor’s Allocated LP Fund Relative Value with respect to each of the applicable Existing Partnerships, by (ii) the Aggregate Fund Relative Value.

(c)          Feeder Fund. Feeder Fund shall be issued shares of Class B Common Stock in an amount equal to the total number of Class B LP Units issued to Feeder Fund pursuant to Section 2.01.

The parties understand that to the extent the consideration issued to the Continuing GP Investors and Continuing LP Investors pursuant to this Section 2.02 continues to be subject to the right of the general partners of the Existing Partnerships to earn carried interest in respect of the performance following the Merger of the assets contributed by the Existing Partnerships pursuant to this Agreement, the relative entitlements of the Continuing GP Investors and Continuing LP Investors to the partnership interests of Feeder Fund may be adjusted from time to time in accordance with the vesting of such entitlements to carried interest pursuant to the Feeder Fund LPA and its related documents.

Section 2.03       New Investment Value. An Existing Partnership’s Fund Value shall be increased to take into account the value of any New Investment consummated during the period beginning on the Applicable Quarter End Date and ending on the Closing (the “New Investment Value”). Such New Investment Value will be valued at cost until the subsequent quarter end, and if the Mergers are consummated following such quarter end, the Existing Manager will assess in good faith any adjustments to the applicable Fund Value in connection with such New Investment consistent with past practice. Each New Investment and the corresponding New Investment Value will be allocated among the Existing Partnerships consistent with past practices, including in accordance with applicable allocation policies.

Section 2.04       Adjustments to Fund Relative Value.

(a)         No later than 10 Business Days prior to the Closing Date, the Existing Manager or HCRX Management shall deliver, or cause to be delivered, to the Existing Partnerships, a statement (the “Fund Relative Value Statement”) setting forth a calculation of each Existing Partnership’s applicable Fund Value and corresponding Fund Percentage and the Aggregate Fund Relative Value.

(b)         A Fund Relative Value Statement setting forth a calculation of each Existing Partnership’s applicable Fund Value and corresponding Fund Percentage and the Aggregate Fund Relative Value as of March 31, 2021 is attached as Exhibit L (the “March Calculation”), which for the avoidance of doubt does not take into account any amounts in respect of clauses (b) or (c) of the definition of Fund Value. The parties acknowledge that the March Calculation of the applicable Fund Value and corresponding Fund Percentage as of March 31, 2021 was prepared by Existing Manager prior to the date of this Agreement and RNA Capital Advisors (“RNA”) reviewed any investment of the Existing Partnerships that represented more than 0.5% of the fair market value of the Existing Partnership’s investments (the “Material Investments”) and that the values shown in the March Calculation are within the range of values provided by RNA for the Material Investments.

(c)         If, subject to the conditions of this Agreement, the IPO is consummated on or prior to August 15, 2021, then the March Calculation shall be used to determine the amount set forth in clause (a) of the definition of Fund Value. If the Applicable Quarter End Date is anything other than March 31, 2021, the amount set forth clause (a) of the definition of Fund Value shall be determined in accordance with Section 2.04(d).

(d)         If the Applicable Quarter End Date is anything other than March 31, 2021, then the Existing Manager (on behalf of each Existing Partnership) will prepare a calculation of clause (a) of the definition of Fund Value of each Existing Partnership as of the Applicable Quarter End Date consistent with past practice (“Fund Value Calculation”). The Existing Manager shall have RNA, or if RNA is incapable or unwilling to perform another independent nationally recognized valuation firm (RNA or such firm, the “Independent Appraiser”) perform its own independent valuation consistent with past practice (in the case of RNA) of the Material Investments of the Existing Partnership as of the Applicable Quarter End Date.

(i)                 If the Fund Value Calculation is within the range of values provided by the Independent Appraiser relating to Material Investments, then the Fund Value Calculation shall be final and binding on all parties for purposes of determining the amount set forth in clause (a) of the definition of Fund Value (subject to clause (d) of the definition of Fund Value).

(ii)              If the Fund Value for any Existing Partnership set forth in the Fund Calculation is not within the range of values for such Existing Partnership provided by the Independent Appraiser relating to Material Investments, the Existing Manager and applicable Existing Partnership shall work in good faith with the Independent Appraiser to resolve any disputed items. If the Independent Appraiser and Existing Manager are unable to resolve any disputed items, the amount to be utilized in clause (a) of the definition of Fund Value shall be revised such that such amount is within the range of values provided by the Independent Appraiser. For the avoidance of doubt, in no event shall the amount to be utilized in clause (a) of the definition of Fund Value be outside of the range of values provided by the Independent Appraiser.

(e)          The Existing Manager and the Existing Partnerships shall submit the Fund Relative Value Statement to the Independent Appraiser for review prior to finalizing the Fund Value for each Existing Partnership. If the Independent Appraiser objects to the amounts determined to be the Fund Value for any Existing Partnership given the passage of time since the final determination of Fund Value as of the Applicable Quarter End Date in accordance with Section 2.04(d), the Existing Manager and applicable Existing Partnership shall work in good faith with the Independent Appraiser to resolve any disputed items. As promptly as practicable, but in no event later than ten days after the referral of the dispute, the parties will use best efforts to cause Independent Appraiser to deliver to the Existing Manager and the applicable Existing Partnership a report that sets forth its resolution of the disputed items and amounts and its calculation of the applicable Fund Value. The decision of the Independent Appraiser shall be final, conclusive and binding on the parties.

Section 2.05       Closing Statement. No later than two Business Days prior to the expected Closing Date, Existing Manager or HCRX Management shall deliver to the Existing Partnerships a schedule showing, as of the Closing Date, the information set forth in Sections 2.01 and 2.02. Such information shall be verified by the applicable fund administrators of the Existing Partnerships. The Existing Partnership shall make such information available, upon written request, to a Continuing LP Investor, solely with respect to such Continuing LP Investor’s interest (and not any other Continuing LP Investor).

Article III
REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to all of the other parties as of the date hereof and as of the Closing Date as follows:

Section 3.01       Organization; Standing and Power. Such party is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, incorporation or formation, and has the requisite corporate, limited liability company, limited partnership or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Such party is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

Section 3.02       Authority; Non-Contravention; Governmental Consents; Vote Required.

(a)         Authority. Such party has all requisite power and authority to enter into and to perform its obligations under this Agreement and each of the Reorganization Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of any requisite approval of the partners of the Existing Partnerships, the execution and delivery of this Agreement and each of the Reorganization Documents to which it is or will be a party and the consummation by such party of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement and each of the Reorganization Documents to which such party is or will be a party or to consummate the transaction contemplated hereby and thereby. This Agreement has been duly executed and delivered by such party and, assuming due execution and delivery by the other parties hereto, constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          Non-Contravention. The execution, delivery, and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of such party; (ii) conflict with or violate any Law applicable to such party or any of its respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in such party’s loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which such party is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of such party, except, in the case of each of clauses (ii), (iii), and (iv), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

(c)          Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by such party in connection with the execution, delivery, and performance by such party of this Agreement or the consummation by such party of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Form S-1, and the declaration of its effectiveness under the Securities Act, and (B) the filing of such reports under the Exchange Act as may be required in connection with this Agreement and the other Reorganization Documents and the transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; and (iv) such other Consents which if not obtained or made would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

(d)         Vote Required. Prior to the Closing, the board of directors, general partner, or board of managers, as applicable, of such party (including any required committee thereof) has declared the advisability of the transactions contemplated hereby in accordance with applicable Law and as required by such party’s Charter Documents, and approved this Agreement, the applicable Reorganization Documents and the transactions contemplated hereby and thereby. Other than the Required LP Approval, such approval is the only vote of the holders of any class or series of such party’s capital stock or equity interests necessary to approve this Agreement, the applicable Reorganization Documents the transactions contemplated hereby and thereby.

Section 3.03       Litigation. There is no Legal Action pending, or to the actual knowledge of such party, threatened against such party or any of its respective properties or assets or, to the actual knowledge of such party, any officer, manager, partner or director of such party in their capacities as such other than any such Legal Action that would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

Article IV
COVENANTS

Section 4.01       Conduct of Business. During the period from the date of this Agreement until the Effective Time, each party shall, and shall cause each of its Subsidiaries, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, such party shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, and other Persons having business relationships with it.

Notwithstanding the foregoing, nothing in this Section 4.01 shall prohibit any Existing Partnership from making new investments (“New Investments”) and distributing cash in the ordinary course of business consistent with past practice until the consummation of the Reorganization Transactions.

Section 4.02       Notices of Certain Events. Subject to applicable Law, each party shall notify the other parties hereto of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article V of this Agreement to be satisfied; provided that, the delivery of any notice pursuant to this Section 4.02 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 4.03       Public Announcements. Each of the parties hereto agrees that no public release, statement, announcement, or other disclosure concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance.

Section 4.04       Reorganization Efforts. Each of the parties hereto hereby acknowledges, agrees and consents to all of the Reorganization Transactions. Each of the parties hereto shall take all reasonable action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, each of the Reorganization Transactions and the IPO. The parties hereto shall deliver to each other, as applicable, prior to or at the Form S-1 Effective Time, each of the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or appropriate to be delivered in connection with the Reorganization Transactions.

Section 4.05       Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. At and after the consummation of the Mergers, the officers and managers of HCRX Investments shall be authorized to execute and deliver, in the name and on behalf of HCRX Investments, as successor-in-interest to the Existing Partnerships, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of HCRX Investments, as the successor-in-interest to the Existing Partnerships, any other actions and things to vest, perfect, or confirm of record or otherwise in HCRX Investments any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Existing Partnerships acquired or to be acquired by HCRX Investments as a result of, or in connection with, the Mergers.

Section 4.06       LP Consent. In accordance with this Agreement, the DLPA and the Charter Documents of the Existing Partnerships, the Existing Partnerships shall have delivered to the holders of all interests in the Existing Partnerships a form of written consent together with notice and description of the adoption of this Agreement and approval of the Reorganization Transactions by the Existing Partnerships and HCRX Investments. The document containing such information (the “Information Statement”) shall (a) be subject to the Existing Manager’s approval in all material respects, (b) be prepared in consultation with counsel and (c) include all notices required under the DLPA and Charter Documents of the Existing Partnerships.

Section 4.07       Director; Pricing Committee. The Existing Partnerships shall have the right to nominate one director for election to the Board (the “LP Director”), which LP Director shall initially be David Wadler. The LP Director shall be a member of the pricing committee of the Board prior to the IPO Closing and shall have the right to review the order book before finalization regarding indications of interest in connection with the IPO. The parties hereto shall take such actions as are necessary, including, if necessary, entering into any stockholders’ agreement, to cause the LP Director to be nominated for election to serve on the Board during the three year period following the consummation of the IPO.

Article V

CONDITIONS

The respective obligations of each party to this Agreement to effect the Reorganization Transactions is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

Section 5.01       Form S-1; IPO Closing. The Form S-1 shall have become effective under the Securities Act and shall not be the subject of any stop order and the IPO Closing shall have occurred and satisfied the IPO Qualifying Price (the “IPO Condition”).

Section 5.02       Debt Financing; Secondary Sale.

(a)          The Debt Financing shall have been consummated, or set to be consummated concurrently with the IPO Closing.

(b)         The IPO shall include the Secondary Sale.

(c)          The aggregate proceeds to Continuing Investors of the Debt Financing and Secondary Sale shall be no less than $1.75 billion (it being understood that it is the intent of parties that the aggregate proceeds to Continuing Investors be $2.0 billion, but that the parties may proceed without seeking additional consent from holders of all interests in the Existing Partnerships if the lesser amount above is achieved).

Section 5.03       Legal Opinion. The Existing Partnerships shall have received an opinion from Richards, Layton & Finder, P.A., as to (a) the due formation and valid existence of Feeder Fund, Holdings and its subsidiaries (collectively, the “Opinion Entities”) (b) the enforceability of the limited partnership agreements of the Opinion Entities, (c) valid issuance of the partnership interests in the Opinion Entities, (d) due admission of the Continuing Investors to Feeder Fund and (e) limited liability of Continuing Investors as limited partners of Feeder Fund.

Section 5.04       No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Reorganization Transactions or the other transactions contemplated by this Agreement.

Section 5.05       Performance of Covenants. Each party hereto shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

Section 5.06       Representations and Warranties. The representations and warranties of each party contained in this Agreement (disregarding all materiality qualifications and exceptions or any similar standard or qualification contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct that would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

Section 5.07       Approval of the General Partners. Each general partner of each Existing Partnership shall have authorized and approved this Agreement, the Reorganization Transactions and the other transactions contemplated hereby.

Section 5.08       Approval of the Limited Partners. The authorization and approval of this Agreement, the Reorganization Transactions and the other transactions contemplated hereby of (i) such percentage of the limited partners of each Existing Partnership as are required to approve this Agreement, the Reorganization Transactions and the other transactions contemplated hereby in accordance with the DLPA and the Charter Documents of each Existing Partnership shall have been received, and (ii) a majority in interest of the limited partners of each Existing Partnership that are not Affiliates of the applicable general partner of such Existing Partnership shall have been received (such approvals in clauses (i) and (ii), the “Required LP Approval”).

Section 5.09       Withholding Certificates. Each of the Existing Partnerships, Holdings LP, and Feeder Fund shall have issued a certification under Treasury Regulation Section 1.1446(f)-2(b)(4), dated no earlier than 30 days before the Closing Date, (x) to each of Pubco and Feeder Fund, in the case of the certificates provided by the Existing Partnerships and Holdings LP, and (y) to Pubco, in the case of the certificate provided by Feeder Fund.

Section 5.10       Frustration of Closing Conditions. No party may rely, as a basis for not consummating the Reorganization Transactions or the other transactions contemplated by this Agreement, on the failure of any condition set forth in this Article V, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

Article VI
TERMINATION

Section 6.01       No Liabilities in Event of Termination. In the event that the IPO is abandoned or, unless Pubco and the other parties hereto otherwise agree, the IPO Condition has not occurred by December 31, 2021, (a) this Agreement shall automatically terminate and be of no further force or effect except for this Article VI and Article VII and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other parties of any representation, warranty, covenant or agreement contained herein prior to such termination.

Section 6.02       Cooperation with Respect to Termination. In the event that this Agreement is terminated, pursuant to Section 6.01 or otherwise, for any reason after the consummation of any of the Reorganization Transactions, but prior to the consummation of all of the Reorganization Transactions, the parties agree, as applicable, to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Reorganization Transactions, or any part thereof, including, without limitation, voting any and all Securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any Governmental Entity necessary to reestablish such rights, preferences and privileges.

Article VII
MISCELLANEOUS

Section 7.01       Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“A&R Certificate of Incorporation” has the meaning set forth in Section 1.01.

“A&R HCRX Investments LPA” has the meaning set forth in Section 1.09(a).

“A&R Holdings LP LPA” has the meaning set forth in Section 1.09(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities, by Contract, or otherwise; provided, however, that customary approval and veto rights granted to minority equity holders of a Person shall not be deemed to constitute “Control” of such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Aggregate LP Relative Value” means the aggregate sum of the Allocated LP Fund Relative Value of all of the Continuing LP Investors.

“Aggregate GP Relative Value” means the aggregate sum of the Allocated GP Fund Value of all of the Continuing GP Investors.

“Aggregate Fund Relative Value” means an amount equal to the sum of the Fund Value of each of the Existing Partnerships.

“Agreement” has the meaning set forth in the Preamble.

“Allocated GP Fund Value” means, with respect to a Continuing GP Investor and a corresponding Existing Partnership, the amount of the Fund Value applicable to such Existing Partnership that is allocable to such Continuing GP Investor, with such allocated amount calculated pursuant to and in accordance with the applicable provisions governing distributions in such Existing Partnership’s limited partnership agreement.

“Allocated LP Fund Value” means, with respect to a Continuing LP Investor and a corresponding Existing Partnership, the amount of the Fund Value applicable to such Existing Partnership that is allocable to such Continuing LP Investor, with such allocated amount calculated pursuant to and in accordance with the applicable provisions governing distributions in such Existing Partnership’s limited partnership agreement.

“Applicable Quarter End Date” means, (a) if the Closing occurs on or prior to August 15, 2021, March 31, 2021, (b) if the Closing occurs between August 15, 2021 and November 15, 2021, June 30, 2021 or (c) if the Closing occurs after November 15, 2021, September 30, 2021.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Buyback Transaction” has the meaning set forth in Section 1.11.

“Canary Fund” has the meaning set forth in the Preamble.

“Certificate of Merger” has the meaning set forth in Section 1.05.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of limited partnership and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Class A Common Stock” means Class A Common Stock, par value $0.01 per share, of Pubco, having the rights set forth in the A&R Certificate of Incorporation.

“Class A LP Units” means Class A units representing limited partner interests in Holdings LP, having the rights set forth in the A&R Holdings LP LPA.

“Class B Common Stock” means Class B Common Stock, par value $0.01 per share, of Pubco, having the rights set forth in the A&R Certificate of Incorporation.

“Class B LP Units” means Class B units representing limited partner interests in Holdings LP, having the rights set forth in the A&R Holdings LP LPA.

“Class C LP Units” means Class C units representing limited partner interests in Holdings LP, having the rights set forth in the A&R Holdings LP LPA.

“Closing” has the meaning set forth in Section 1.04.

“Closing Date” has the meaning set forth in Section 1.04.

“Code” has the meaning set forth in the Recitals.

“Consent” means any approval, consent, ratification, waiver, or other authorization of any Person.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Continuing GP Investors” means each general partner of the Existing Partnerships immediately prior to the consummation of the Mergers, in each case that received partnership interests in Feeder Fund in connection with the Mergers.

“Continuing Investors” means, collectively, the Continuing GP Investors and the Continuing LP Investors.

“Continuing LP Investors” means each limited partner of the Existing Partnerships (including each general partner of the Existing Partnerships that made capital contributions to the respective Existing Partnership in its capacity as a limited partner) immediately prior to the consummation of the Mergers, in each case that received partnership interests in Feeder Fund in connection with the Mergers.

“Debt Financing” means a financing contemplated to be obtained by Pubco, Holdings LP, HCRX Intermediate, HCRX Investments, or NewCo at the Closing and concurrently with the IPO Closing pursuant to a term loan and the issuance of high yield notes in an estimated aggregate amount of $1,500,000,000, the net proceeds of which are contemplated to be used to fund the Buyback Transaction.

“DLPA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 1.05.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in Section 1.07.

“Existing Manager” has the meaning set forth in the Preamble.

“Existing Partnership” or “Existing Partnerships” has the meaning set forth in the Preamble.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, or in connection with other regulatory approvals, and all other matters related to the Reorganization Transactions and the other transactions contemplated by this Agreement.

“Feeder Fund LPA” has the meaning set forth in Section 1.09(b).

“Feeder Fund” has the meaning set forth in the Preamble.

“Form S-1” means the registration statement on Form S-1 filed by Pubco under the Exchange Act with the SEC to register the Class A Common Stock.

“Form S-1 Effective Time” means the date and time on which the Form S-1 becomes effective, which will occur after the Pricing, on such date and at such time as determined by Pubco.

“Fund III” has the meaning set forth in the Preamble.

“Fund III-A” has the meaning set forth in the Preamble.

“Fund IV” has the meaning set forth in the Preamble.

“Fund IV-A” has the meaning set forth in the Preamble.

“Fund Percentage” means, with respect to each Existing Partnership, the percentage obtained by dividing (a) such Existing Partnership’s applicable Fund Value, by (b) the Aggregate Fund Relative Value.

“Fund Relative Value Statement” has the meaning set forth in Section 2.04(a).

“Fund Value” means, with respect to an Existing Partnership, an amount equal to the sum of (a) the aggregate net asset value of all of the assets of held by such Existing Partnership as of the Applicable Quarter End Date, (b) plus the amount of any applicable New Investment Value, (c) minus the amount of any cash distributed by such Existing Partnership to its partners following the Applicable Quarter End Date, but prior to the Closing and (d) plus or minus any adjustments necessary if there has been a material change to the value of an asset of the Existing Partnership following the Applicable Quarter End Date; provided that (i) for purposes of clause (d), any change to the value of an asset that is greater than 5% (either up or down) shall be deemed a material change and (ii) any adjustment to the value for purposes of clause (d), shall be submitted to the Independent Appraiser for confirmation and finally determined in the same manner and in accordance with the provisions of Section 2.04(e) mutatis mutandis.

“Fund Value Calculation” has the meaning set forth in Section 2.04(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government.

“HCRX EPA” has the meaning set forth in the Preamble.

“HCRX Intermediate” has the meaning set forth in the Preamble.

“HCRX Investments” has the meaning set forth in the Preamble.

“HCRX Management” has the meaning set forth in the Preamble.

“H.O.P. Fund” has the meaning set forth in the Preamble.

“Holdings LP” has the meaning set forth in the Preamble.

“Holdings LP Unit Issuances” has the meaning set forth in Section 1.02.

“Independent Appraiser” has the meaning set forth in Section 2.04(d).

“Information Statement” has the meaning set forth in Section 4.06.

“IPO” has the meaning set forth in the Recitals.

“IPO Closing” means the initial closing of the sale of the Class A Common Stock in the IPO.

“IPO Condition” has the meaning set forth in Section 5.01.

“IPO Price” means the per share public offering price of the Class A Common Stock sold in the IPO.

“IPO Qualifying Price” means an IPO Price that yields a Total Enterprise Value of Pubco and its Subsidiaries greater than or equal to [*].

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“LP Transaction Committee” means the members of the LP Advisory Committee that have served on the committee of Continuing LP Investors to evaluate the transactions contemplated herein on behalf of the Continuing LP Investors.

“Management Agreements” has the meaning set forth in Section 1.10.

“March Calculation” has the meaning set forth in Section 2.04(b).

“Master GP” has the meaning set forth in the Preamble.

“Merger” or “Mergers” has the meaning set forth in Section 1.03.

“Molag Fund” has the meaning set forth in the Preamble.

“Nasdaq” means the Nasdaq Global Market.

“New Investments” has the meaning set forth in Section 4.01.

“New Investment Value” has the meaning set forth in Section 2.03.

“Notice of Objection” has the meaning set forth in Section 2.04(b).

“Opinion Entities” has the meaning set forth in Section 5.03.

[*] Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Overflow Fund” has the meaning set forth in the Preamble.

“Partnership Management Agreement” has the meaning set forth in Section 1.10.

“Permitted Liens” means: (a) statutory Liens for current taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Potomac Fund” has the meaning set forth in the Preamble.

“PPCF” has the meaning set forth in the Preamble.

“Pricing” means such date and time as the Board or the pricing committee thereof determines to price the IPO.

“Pubco” has the meaning set forth in the Preamble.

“Pubco Management Agreement” has the meaning set forth in Section 1.10.

“Registration Agreement” has the meaning set forth in Section 1.08.

“Reorganization Documents” means this Agreement, the A&R Certificate of Incorporation, the Subscription Agreements, the Certificate of Merger, the Exchange Agreement, the Registration Agreement, the A&R HCRX Investments LPA, the A&R Holdings LP LPA, the Feeder Fund LPA, the Management Agreements and all other agreements, instruments and documents entered into in connection with the Reorganization Transactions.

“Reorganization Transaction” or “Reorganization Transactions” has the meaning set forth in Article I.

“Required LP Approval” has the meaning set forth in Section 5.08.

“Review Period” has the meaning set forth in Section 2.04.

“RNA” has the meaning set forth in Section 2.04(d).

“SEC” means the Securities and Exchange Commission.

“Secondary Sale” has the meaning set forth in Section 1.12.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of promulgated thereunder.

“Stafford Fund” has the meaning set forth in the Preamble.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting Securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Total Enterprise Value” means the total enterprise value of Pubco and its Subsidiaries based on the IPO Price.

Section 7.02       Interpretation; Construction.

(a)         The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, or Article, such reference shall be to a Section of, Exhibit to, or Article of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)         The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.03      Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing. This Section 7.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Closing.

Section 7.04       Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.

Section 7.05       Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (ii) that, to the fullest extent permitted by Law, mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 7.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof and shall, to the fullest extent permitted by Law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. To the fullest extent permitted by Law, each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.06       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.06.

Section 7.07       Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.07):

If to HCRX Management, Pubco, Master GP, Holdings LP, HCRX Intermediate, HCRX Investments or Feeder Fund to:	300 Atlantic St., Suite 600 Stamford, Connecticut 06901 Attention: Clarke B. Futch Email: Clarke.Futch@hcroyalty.com
with a copy (which will not constitute notice) to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attention: Andrew R. Mariniello Email: andrew.mariniello@morganlewis.com

If to any Existing Partnership, to the address of the general partner of such Existing Partnership on file with the Existing Manager.

Section 7.08      Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein) and the other Reorganization Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and any other Reorganization Documents, the statements in the body of this Agreement will control.

Section 7.09       Expenses. The Existing Partnerships will pay, pro rata based on their Fund Percentage, all Expenses incurred by any party relating to this Agreement, the Mergers, the other Reorganization Transactions and the other transactions contemplated hereby (including Expenses related to the IPO and the Debt Financing), including Expenses incurred by the LP Advisory Committees and the LP Transaction Committee; provided, that (a) if the IPO Closing is consummated, any Expenses incurred will be paid out of the primary proceeds of the IPO (and not any secondary sale proceeds), and (b) HCRX Management shall be solely responsible for the expenses of Lazard Ltd.

Section 7.10       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.11     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.12    Amendments. This Agreement may be amended from time to time with the approval of the Existing Manager and HCRX Management; provided, that any amendment to this Agreement that would adversely and disproportionately affect a Continuing LP or group of Continuing LPs shall require the consent of such Persons.

Section 7.13       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.14      Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.15       Specific Performance.

(a)         The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b)          Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.15, and each party irrevocably waives, to the fullest extent permitted by Law, any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 7.16       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEALTHCARE ROYALTY MANAGEMENT, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title:

HCRX MANAGEMENT, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HEALTHCARE ROYALTY, INC.

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCRX MASTER GP, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

HEALTHCARE ROYALTY HOLDINGS, L.P.
By its General Partner: HCRX Master GP, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCRX INTERMEDIATE HOLDCO, L.P.
By its General Partner: HCRX Master GP, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCRX INVESTMENTS HOLDCO, L.P.
By its General Partner: HCRX Master GP, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HEALTHCARE ROYALTY PARTNERS III, L.P.
By its General Partner: HealthCare Royalty GP III, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

HEALTHCARE ROYALTY PARTNERS III-A, L.P.
By its General Partner: HealthCare Royalty GP III, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HEALTHCARE ROYALTY PARTNERS IV, L.P.
By its General Partner: HealthCare Royalty GP IV, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HEALTHCARE ROYALTY PARTNERS IV-A, L.P.
By its General Partner: HealthCare Royalty GP IV, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCR CANARY FUND, L.P.
By its General Partner: HCR Canary Fund GP, LLC

By	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

HCR MOLAG FUND, L.P.
By its General Partner: HCR Molag Fund GP, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

HCRP OVERFLOW FUND, L.P.
By its General Partner: HCRP Overflow Fund GP, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

HCR STAFFORD FUND, L.P.
By its General Partner: HCR Stafford Fund GP, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

HCR H.O.P. FUND, L.P.
By its General Partner: HCR H.O.P. GP, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

HCR POTOMAC FUND, L.P.
By its General Partner: HCR Potomac Fund GP, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

HCRX FEEDER FUND, L.P.
By its General Partner: HCRX EPA Holdings, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

HCRX EPA HOLDINGS, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

PPCF HARRIS FEEDER, L.P.
By its General Partner: HCR Harris Feeder GP, LLC

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

HCRX CH, INC.

By	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

A&R Certificate of Incorporation

See attached.

EXHIBIT B

A&R Bylaws

See attached.

EXHIBIT C

Fourth Amendment to Second A&R Limited Partnership Agreement

of

HealthCare Royalty Partners III, L.P.

See attached.

EXHIBIT D

Certificate of Merger

See attached.

EXHIBIT E

Exchange Agreement

See attached.

EXHIBIT F

Registration Agreement

See attached.

EXHIBIT G

A&R HCRX Investments LPA

See attached.

EXHIBIT H

A&R Holdings LP LPA

See attached.

EXHIBIT I

Feeder Fund LPA

See attached.

EXHIBIT J

Pubco Management Agreement

See attached.

EXHIBIT K

Partnership Management Agreement

See attached.

EXHIBIT L

March Calculation

See attached.